Exhibit 3.6

CERTIFICATE OF DESIGNATION, PREFERENCES AND RELATIVE,
PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS, AND
QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS, OF THE
8% CONVERTIBLE REDEEMABLE PREFERRED STOCK
OF ACRODYNE COMMUNICATIONS, INC.

	__________________

	(Under Section 151 of the Delaware General Corporation Law)
	__________________


	We, A. Robert Mancuso, Chairman of the Board and President, and Martin J. Hermann, Secretary, of Acrodyne Communications,
Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, DO
HEREBY CERTIFY:

	That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of said Corporation which was filed in the office of the Secretary of State of the State of Delaware on May 3, 1991, said Board of Directors, acting by unanimous written consent, adopted a resolution providing for the authorization of a series of Preferred Stock consisting of 25,000 shares designated 8% Convertible Redeemable Preferred Stock, which resolution is as follows:

	"RESOLVED that, pursuant to Article FOURTH of the Certificate of Incorporation of the Corporation, there be and hereby is authorized and created a series of Preferred Stock, hereby designated as the 8% Convertible Redeemable Preferred Stock, to consist of up to 25,000 shares, par value of $1.00 per share, having the designations, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions as hereinafter set forth:

	I. Designation. The designation of the series of Preferred Stock created hereby is 8% Convertible Redeemable
Preferred Stock and the number of shares constituting such series is 25,000 (the "Preferred Stock").

	2. Rank. The Preferred Stock shall, with respect to dividend rights, rights on redemption and rights on liquidation, winding up and dissolution, rank prior to all classes of Common Stock of the Corporation and to each other class of capital stock or series of preferred stock of the Corporation hereafter created which does not expressly provide that it ranks senior to or on a parity with the Preferred Stock. All of such equity securities of the Corporation to which the Preferred Stock ranks prior are collectively referred to herein as the "Junior Stock." The Preferred Stock shall, with respect to dividend rights, rights on redemption and rights on liquidation, winding up and dissolution, rank on a parity with any class of capital stock or series of preferred stock of the Corporation hereafter created which expressly provides that it ranks on a parity with the Preferred Stock. All of such equity securities of the Corporation with which the Preferred Stock ranks on a parity are collectively referred to herein as the "Parity Stock." The Preferred Stock shall, with respect to dividend rights, rights on redemption and rights on liquidation, winding up and dissolution, rank junior to each class of capital stock or series of preferred stock of the Corporation hereafter created which expressly provides that it ranks senior to the Preferred Stock. All of such equity securities of the Corporation to which the Preferred Stock ranks junior are collectively referred to herein as the "Senior Stock."

	3.  Dividends.

          (i) The holders of Preferred Stock shall be entitled to receive in preference to the holders of any Junior
Stock, when, as and if declared by the Board of Directors, out of funds legally available for the payment thereof, dividends at the annual rate of 8% of Liquidation Value (as defined below). Such dividends shall be cumulative, shall accumulate (whether or not declared) from March 29, 1996
(the "Issue Date") and shall be payable on the last day of each calendar quarter (each such date being a "dividend payment date" and each such quarterly period being a "dividend period"), commencing June 30, 1996. The dividend amount payable in respect of each share of Preferred Stock on each dividend payment date (the "Dividend Amount") shall be computed by multiplying the applicable annual percentage rate set forth above by a fraction the numerator of which shall be the number of days in the applicable dividend period and the denominator of which shall be 365 and multiplying the amount so obtained by the Liquidation
Value.

		(ii) All dividends paid with respect to shares of the Preferred Stock pursuant to paragraph 3(i) hereof shall be paid pro rata to the holders entitled thereto.

		(iii) Holders of shares of the Preferred Stock shall be entitled to receive the dividends provided for in paragraph 3(i) hereof in preference to and in priority over any dividends upon any of the Junior Stock.

	    (iv) Each fractional share of Preferred Stock outstanding (if any) shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Preferred Stock pursuant to paragraph 3(i) hereof.

	4. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount equal to $100.00 for each share of Preferred Stock outstanding (such amount, as it may be adjusted from time to time to give effect to any stock splits or combinations, recapitalizations or other similar events, the "Liquidation Value") plus an amount equal to all accumulated but unpaid dividends thereon to the date fixed for the liquidation, dissolution or winding up, before any payment shall be made or any assets distributed to the holders of any of the Junior
Stock. Except as provided in the preceding sentence, holders of Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Preferred Stock and any shares of Parity Stock, then the holders of all such shares shall share ratably in accordance with the respective amounts to which the holders of outstanding shares of Preferred Stock and any Parity Stock would be entitled if all amounts payable thereon were paid in full.

	The liquidation payment with respect to each outstanding fractional share of Preferred Stock (if any) shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Preferred Stock.

	5. Redemption. After the first anniversary of the Issue Date, the Preferred Stock shall be redeemable, at the option of the Corporation, in whole but not in part, at any time, at a per share redemption price equal to the Liquidation Value thereof, plus an amount equal to all accumulated but unpaid dividends thereon to the date fixed for redemption, provided that (i) the "Current Market Price" (as defined in Section 8.2 below) shall have been at least $6.00 per share for the period of 20 consecutive trading days ending on the third day preceding the date of mailing of notice of redemption and (ii) the Corporation shall have registered with the Securities and Exchange
Commission under the Securities Act of 1933 any shares of its Common Stock, $.01 par value (the "Common Stock") into which the Preferred Stock is convertible, the holders of which have requested such registration to permit sale or other disposition of such Common Stock by such holders.

	In the event the Corporation shall redeem shares of Preferred Stock, the following procedures shall apply:

		(i) Notice of redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the date on which shares of the Preferred Stock are to be redeemed (any such date, a "redemption date"), to all holders of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (a) the redemption date; (b) the redemption price; and (c) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

		(ii) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Preferred Stock, and shall not be reissued as shares of Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid.

	6.  Conversion.

		6.1 Each share of the Preferred Stock shall be convertible at the option of the holder thereof, at any time, into fully paid and non-assessable shares of Common
Stock at the conversion price of $4.00 per share of Common Stock, subject to adjustment pursuant to Section 6.7 below
(as the same may be adjusted from time to time, the "Conversion Price"). The number of shares of Common Stock issuable upon conversion of a share of Preferred Stock shall be equal to the quotient of the Liquidation Value divided by the Conversion Price at the time in effect.

		6.2 The shares of Common Stock deliverable upon conversion of shares of Preferred Stock shall be Common
Stock as constituted at the date of conversion.

		6.3 Before any holder of Preferred Stock shall be entitled to convert the same into Common Stock, such holder shall exercise its option to convert by surrendering the certificate or certificates for such shares of Preferred
Stock at the office of the Corporation (or such office or agency of the Corporation as it may reasonably designate), which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, and shall give written notice to the Corporation that such holder elects so to convert such shares of Preferred Stock, and by stating in writing therein the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued.
Every such notice of election to convert shall be effective on the date completed and shall constitute a contract between the holder of such shares of Preferred Stock and the Corporation, whereby such holder shall be deemed to subscribe for the amount of Common Stock which such holder shall be entitled to receive upon such conversion, and, in satisfaction of such subscription, to deposit the shares of Preferred Stock to be converted and to release the Corporation from all liability thereunder (except to deliver the shares deliverable upon conversion thereof), and thereby the Corporation shall be deemed to agree that the amount paid to it for such shares of Preferred Stock, together with the surrender of the certificate or certificates therefor and the extinguishment of liability thereof (except as aforesaid), shall constitute full payment of such subscription for Common Stock to be delivered upon such conversion.

		6.4 The Corporation will, as soon as practicable after such deposit of certificates for the Preferred Stock accompanied by the written notice and the statement above prescribed, deliver at said office to the holder for whose account such shares of Preferred Stock were so surrendered, or to such holder's nominee or nominees, certificates for the number of full shares of Common Stock to which such holder shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided, if not evenly convertible. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Preferred Stock to be converted and at the Conversion Price in effect at the date of such surrender; and the person or persons entitled to receive the Common Stock deliverable upon conversion of such shares of Preferred Stock shall be treated for all purpose as the record holders of such Common Stock on such date. The Corporation shall not be required to convert any shares of Preferred Stock while the stock transfer books of the Corporation are closed for any purpose; but the surrender of shares of Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon reopening of such books, as if the conversion had been made on the date such shares of Preferred Stock were surrendered, and at the Conversion Price in effect at the date of such surrender.

		6.5 Upon any conversion of shares of Preferred Stock, the shares of Preferred Stock so converted shall have the status of authorized and unissued shares of the Corporation's preferred stock, and the number of shares of preferred stock which the Corporation shall have authority to issue shall not be decreased by the conversion of shares of Preferred Stock. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient, in the judgment of its Board of Directors, to effect the conversion of all shares of Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of its Common
Stock if at any time the number of authorized shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all the then outstanding shares of Preferred Stock.

		6.6 The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

		6.7 The Conversion Price shall be subject to the following adjustments:

			 (i)  If, at any time and from time to time after
the date hereof, the Corporation shall issue or sell any shares of Common Stock other than the "Excluded
Shares" (as defined in Section 6.8 below), including by way of dividend on any Junior Stock of the Corporation, without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issue or sale of such additional shares, the Conversion Price in effect immediately prior to such issue or sale shall be reduced to an amount equal to the quotient determined by dividing:

				(A)  An amount equal to the sum of (x) the
product of (1) the total number of shares of Common Stock outstanding immediately prior to the date of such issue or sale of such additional shares, multiplied by (2) the Conversion Price in effect immediately prior to such issue or sale, plus (y) the aggregate consideration, if any, received by the Company upon such issue or sale;
by

				(B)  The total number of shares of Common
Stock outstanding immediately after such issue or sale;

			(ii) For purposes of Section 6.7(i) above, the following provisions shall also be applicable:

				(A)  In the case of (x) the issue or sale of
additional shares of Common Stock for cash, the consideration received by the Corporation therefor shall be deemed to be the amount of cash received by the Corporation or (y) the issue or sale of additional shares of Common Stock for a consideration other than cash (including services), the amount of the consideration other than cash shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, in either case without deduction therefrom of any compensation or discount paid or allowed to underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith.

				(B)	In case any shares of Common Stock (or
any "Convertible Securities" or "Rights" to purchase Common Stock or Convertible Securities
(as defined in subparagraph (C) below)) shall be issued in connection with any merger of another corporation into the Corporation, the amount of consideration therefor shall be deemed to be the fair value of the assets of such merged corporation as determined by the Board of Directors of the Corporation after deduction therefrom of all cash and other consideration (if any) paid by the Corporation in connection with such merger.

				(C)  If, at any time and from time to time
after the date hereof, the Corporation shall issue or grant any rights, warrants or options
(collectively, the "Rights") to subscribe for or to purchase Common Stock, or to subscribe for or purchase any indebtedness or shares of stock convertible into or exchangeable for Common Stock
(such convertible or exchangeable stock or securities being called "Convertible
Securities"), whether or not such Rights are immediately exercisable or any such Convertible
Securities are immediately convertible or exchangeable, and if the price per share for which Common Stock is issuable upon the exercise of such Rights or upon conversion or exchange of such Convertible Securities (determined by dividing (a) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Rights plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such Rights, plus, in the case of any such Rights exercisable for Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the conversion or exchange of such Convertible
Securities, by (b) the total maximum number of shares of Common Stock issuable upon the exercise of such Rights or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Rights) shall be less than the Conversion Price in effect immediately prior to the time of issue or grant of such Rights, then the total maximum number of shares of Common
Stock issuable upon the exercise of such Rights or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Rights shall (as of the date of granting of such Rights) be deemed to be issued and outstanding and to have been issued for such price per share.

				(D)  If, at any time and from time to time
after the date hereof, the Corporation shall issue or sell any Convertible Securities, whether or not such Convertible Securities are immediately convertible or exchangeable, and the price per share for which Common Stock is issuable upon such conversion or exchange
(determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share.

				(E)  In the case of the issuance of shares
of Common Stock or Convertible Securities as a stock dividend, the aggregate number of shares of Common Stock or Convertible Securities issued in payment of such dividend shall be deemed to have been issued at the close of business on the date fixed for the determination of stockholders entitled to receive such dividend and shall be deemed to have been issued without consideration.

				(F)  The number of shares of Common Stock at
any time outstanding shall exclude all shares then owned or held by or for the account of the Corporation.

				(G)  For the purposes of this Section 6.7,
the term "Common Stock" shall mean (i) the class of stock designated as the common stock of the Corporation at the date of the adoption of these resolutions, or (ii) any other class of stock resulting from successive changes or reclassification of such common stock consisting solely of change in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to this
Section 6.7, the holder of any share of Preferred
Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of its Common
Stock, thereafter the number of such other shares so receivable upon conversion of any such share shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 6.7 and all other provisions hereof with respect to Common Stock shall apply in like terms to any other shares.

			(iii)  If at any time, and from time to time
after the date hereof, the shares of Common Stock shall be subdivided into a greater number of shares of Common Stock other than on account of or as a result of a dividend, the Conversion Price in effect immediately prior to such subdivision shall, simultaneously with the effectiveness of such subdivision, be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased.

			(iv)  In case the Corporation shall make any
distribution of its assets upon or with respect to its Common Stock, as a liquidating or partial liquidating dividend, or other than as a dividend payable out of earnings or retained earnings, each holder of

Preferred Stock shall, upon the conversion of such holder's Preferred Stock after the record date for such distribution or, in the absence of a record date, after the date of such distribution receive, in addition to the shares of Common Stock covered by such conversion, the amount of such assets (or, at the option of the Corporation, a sum equal to the value thereof at the time of distribution as determined by the Board of Directors in good faith) which would have been distributed to such holder if such holder had converted his Preferred Stock immediately prior to the record date for such distribution or, in the absence of a record date, immediately prior to the date of such distribution.

			(v) If the Conversion Price is adjusted upon the issuance of any Right or any Convertible Securities pursuant to Section 6.7(ii)(B), 6.7(ii)(C) or 6.7(ii)(D), the following shall apply:

				(A) 	If the purchase price provided for in
any such Rights, or the rate at which any such Convertible Securities are convertible into or exchangeable for Common Stock, shall change or a different purchase price or rate shall become effective at any time or from time to time (other than under or by reason of provisions designed to protect against dilution), then, upon such change becoming effective, the Conversion Price then in effect hereunder shall forthwith be increased or decreased to such Conversion Price as would have been applicable had the adjustments made upon the granting or issuance of such Rights or Convertible Securities been made upon the basis of (1) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exercise of such Rights or upon the conversion or exchange of such Convertible
Securities, and the total consideration received therefor, and (2) the granting or issuance at the time of such change of any such Rights or Convertible Securities then still outstanding for the consideration, if any, received by the Corporation therefor and to be received on the basis of such changed price, but in no event shall the Conversion Price be increased above what it was prior to the original granting or issuance of such Rights or Convertible
Securities.

				(B)  On the expiration of any such Rights,
or on the termination of any right to convert or exchange any such Convertible Securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been applicable had the adjustment made upon the granting or issuance of such Rights or such Convertible Securities been made upon the basis of the issuance or sale of only the number of shares of Common Stock actually issued upon the exercise of such Rights or upon the conversion or exchange of such Convertible Securities.

				(C)	If the purchase price provided for in
any such Rights, or the rate at which any such Convertible Securities are convertible into or exchangeable for Common Stock, shall change at any time under or by reason of any provision with respect thereto designed to protect against dilution, then in case of the delivery of Common
Stock upon the exercise of any such Rights or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be decreased to such Conversion Price as would have been applicable had the adjustment made upon the issuance of such Rights or such Convertible
Securities been made upon the basis of the issuance of (and the total consideration received for) the shares of Common Stock delivered as aforesaid.

			(vi)	In the event that at any time dividends
payable on the Preferred Stock shall have been in arrears and unpaid for two consecutive dividend periods, then the Conversion Price shall be automatically reduced to 75 percent of the Conversion
Price in effect immediately prior to such reduction;
provided, however, that, if all dividends on the Preferred Stock shall have been paid in full or declared and set apart for payment at any time after such reduction is made and prior to such time as when dividends payable on the Preferred Stock shall have been in arrears and unpaid for three consecutive dividend periods, then the Conversion Price shall automatically revert to 100 percent of the Conversion
Price in effect immediately prior to such reduction.
In the event that at any time dividends payable on the Preferred Stock shall have been in arrears and unpaid for three consecutive dividend periods, then the Conversion Price shall be automatically and permanently reduced to 83.3 percent of the Conversion
Price in effect immediately prior to such reduction.
In the event that at any time dividends payable on the Preferred Stock shall have been in arrears and unpaid for four consecutive dividend periods, then the Conversion Price shall be automatically and permanently further reduced to an amount equal to 80 percent of the Conversion Price in effect immediately prior to such reduction.

			(vii) Whenever the Conversion Price shall be adjusted pursuant to the provisions of this paragraph, the Corporation shall forthwith mail to each holder of Preferred Stock a statement specifying the revised
Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of the Preferred Stock and setting forth in reasonable detail the method of calculation of such adjustment and the facts upon which such calculation is based.

			(viii) Notwithstanding anything contained herein to the contrary, no adjustment in the Conversion Price shall be made if the amount of such adjustment shall be less than 1% of such price, but in such case any adjustment that would otherwise be required then to be made shall be made at the time of, and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to not less than 1% of the Conversion
Price.

			(ix) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any share of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of such shares so surrendered. If the conversion of any share of Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the Conversion Price of the Common Stock on the day of conversion shall be paid to such holder in cash by the Corporation.

			(x)  If any capital reorganization or
reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions shall be made whereby each holder of Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of the Common Stock of the Corporation immediately theretofore issuable upon the conversion of the Preferred Stock held by such holder, such shares of stock, securities and assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore issuable upon the conversion of the Preferred Stock held by such holder, had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of the Preferred Stock to the end that the provisions hereof
(including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities and assets thereafter deliverable upon the conversion of Preferred Stock.
The Corporation covenants and agrees that it will not effect any such consolidation, merger or sale unless at the time of or prior to such transaction the purchasing or successor corporation or other entity
(if other than the Corporation) shall expressly assume all of the liabilities and obligations of the Corporation hereunder.

		6.8  Anything hereinabove to the contrary
notwithstanding, no adjustment to the Conversion Price shall be made pursuant to Section 6.7 upon:

			(i) the issuance or sale by the Corporation of any shares of Common Stock or any rights, options, warrants or convertible securities (or any rights or options to purchase convertible securities) pursuant to (A) a redemption or conversion of the Preferred
Stock or (B) the exercise, redemption or conversion of any warrants, options, rights or convertible securities outstanding on the Issue Date;

			(ii) the issuance of shares of Common Stock to employees or directors of the Corporation, the granting of stock options to such employees or directors or the issuance of shares of Common Stock pursuant to the exercise of any such options;
provided, however, that maximum number of shares of Common Stock issuable pursuant to the exception set forth in this paragraph (ii) shall be 250,000 shares;

			(iii)  the issuance or sale of securities
pursuant to the exercise of rights, options or warrants or conversion or exchange of convertible securities hereafter issued for which an adjustment has previously been made (or was not required to be made) pursuant to the provision of Section 6.7 hereof;
and

			(iv) any increase in the number of shares of Common Stock subject to any right, option, warrant or convertible security referred to in paragraph (i),
(ii) or (iii) of this Section 6.8 pursuant to the provisions of such right, option, warrant or convertible security designed to protect against dilution.

		Any securities referred to in this Section 6.8 as to which no adjustment is required are referred to herein as the "Excluded Shares."

	7.  Voting Rights.

			(i) Except as otherwise required by law, the Preferred Stock and Common Stock shall be deemed to be one class for the purpose of voting or giving consent in lieu of voting on all matters submitted for a vote of the Corporation's stockholders or as to which such consent shall be sought. Each person in whose name shares of Preferred Stock shall be registered on the record date for determining the holders of Preferred
Stock entitled to vote at any meeting of stockholders or adjournment thereof or to consent to corporate action in writing without a meeting shall be entitled to, at such meeting or with respect to such action, the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock registered in the name of such person on such record date are convertible.

			(ii) So long as any shares of Preferred Stock are outstanding, the Corporation will not, without the affirmative vote or consent of the holders of a majority of the issued and outstanding Preferred Stock voting as a separate class, (A) create any Senior
Stock or Parity Stock or (B) amend, alter or repeal the Corporation's Certificate of Incorporation to adversely affect the voting powers, rights or preferences of the Preferred Stock.

			(iii)  Whenever, at any time or times, any
dividend payable on the shares of Preferred Stock shall be in arrears, the holders of the outstanding shares of Preferred Stock shall have the right, voting separately as a class, to elect one director of the Corporation. Upon the vesting of such right of the holders of Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by one and the one vacancy so created shall be filled by vote of the holders of the outstanding shares of Preferred Stock. The right of the holders of Preferred Stock to elect a member of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends in arrears on the Preferred Stock shall have been paid in full, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above described. Upon termination of such special voting rights attributable to holders of the Preferred Stock pursuant to this paragraph, the term of office of any director elected by the holders of shares of Preferred Stock (any such director, a "Preferred Stock Director") pursuant to such special voting rights shall immediately terminate and the number of directors constituting the entire
Board of Directors shall be reduced by one.  Any
Preferred Stock Director may be removed by, and shall not be removed otherwise than by, a majority vote of the outstanding shares of Preferred Stock. If the office of any Preferred Stock Director becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, a successor who shall hold office for the unexpired term in respect of which such vacancy occurred shall be elected by the holders of the outstanding shares of Preferred Stock, voting separately as a class.

	8.  Definitions.

		8.1 "Common Stock" shall mean the shares of Common Stock of the Corporation, par value $.01 per share, and any stock into which such Common Stock may hereafter be changed.

		8.2  The "Current Market Price" on any day shall be:

			(i)  if the principal trading market for the
Common Stock is an exchange or the Nasdaq Stock
Market, the closing price of the Common Stock for such day on such exchange or market, as the case may be; or

			(ii) if the principal market for the Common Stock is the over-the-counter market, the closing bid price of the Common Stock for such day as set forth in the National Quotation Bureau sheet listing the Common
Stock."

	IN WITNESS WHEREOF, the undersigned have executed this certificate this 28th day of March, 1996.



						_____________________________
						A. Robert Mancuso
						Chairman of the Board
						and President


						____________________________
						Martin J. Hermann
						Secretary